Exhibit (a)(1)(E)

Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of

LoJack Corporation

at
$6.45 Net Per Share
by

Lexus Acquisition Sub, Inc.

a wholly-owned subsidiary of

CalAmp Corp.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN TIME,
ON MONDAY, MARCH 14, 2016 (ONE MINUTE AFTER 11:59 P.M., EASTERN TIME, ON MONDAY,
MARCH 14, 2016), UNLESS THE OFFER IS EXTENDED.

February 16, 2016

To Our Clients:

Enclosed for your consideration are the Offer to Purchase, dated February 16, 2016 (the “Offer to Purchase”), and the related letter of transmittal that accompanies the Offer to Purchase (the “Letter of Transmittal” which, together with the Offer to Purchase, as each may be amended or supplemented from time to time, collectively constitute the “Offer”) in connection with the offer by Lexus Acquisition Sub, Inc. (“Purchaser”), a Massachusetts corporation and a wholly-owned subsidiary of CalAmp Corp., a Delaware corporation (“CalAmp”), to purchase all outstanding shares of common stock, par value $0.01 per share (the “Shares”), of LoJack Corporation, a Massachusetts corporation (“LoJack”), at $6.45 per Share (the “Offer Price”), net to the seller in cash, without interest and less any applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal.

We or our nominees are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The enclosed Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal.

Your attention is directed to the following:

1. The tender offer price is $6.45, net to you in cash, without interest and less any required withholding taxes.

2. The Offer is being made for all outstanding shares.

3. The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of February 1, 2016 (the “Merger Agreement”), by and among CalAmp, Purchaser, and LoJack. The Merger Agreement provides, among other things, that CalAmp shall cause Purchaser to, and Purchaser shall make, the Offer and, after the purchase of Shares pursuant to the Offer and subject to the satisfaction or waiver of each of the other conditions set forth in the Merger Agreement and in accordance with the relevant provisions of the Massachusetts Business Corporation Act (the “MBCA”), Purchaser will be merged with and into LoJack (the “Merger”) with LoJack continuing as the surviving corporation, wholly-owned by CalAmp. Pursuant to the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each Share outstanding immediately prior to the Effective Time (other than Shares owned (i) by CalAmp or Purchaser or any of their respective wholly-owned subsidiaries, and (ii) by any shareholders of LoJack who properly exercise their appraisal rights, if applicable) will be cancelled and converted into the right to receive the Offer Price in cash, without interest and subject to deduction for any applicable withholding taxes. Under no circumstances will interest be paid on the Offer Price for Shares, regardless of any extension of the Offer or any delay in making payment for the Shares. See Section 12 of the Offer to Purchase.

4. THE BOARD OF DIRECTORS OF LOJACK HAS UNANIMOUSLY (I) DETERMINED THAT THE MERGER AGREEMENT AND THE OFFER AND THE MERGER ARE IN THE BEST INTERESTS OF THE SHAREHOLDERS OF LOJACK; (II) ADOPTED THE MERGER AGREEMENT AND APPROVED AND DECLARED ADVISABLE THE OFFER, THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, IN ACCORDANCE WITH THE REQUIREMENTS OF THE MBCA; AND (III) RESOLVED TO RECOMMEND ACCEPTANCE OF THE OFFER AND, IF NECESSARY, APPROVAL OF THE MERGER AGREEMENT BY THE SHAREHOLDERS OF LOJACK.

5. The Offer and withdrawal rights expire at 12:00 midnight, Eastern time, on Monday, March 14, 2016 (one minute after 11:59 P.M., Eastern time, on Monday, March 14, 2016), unless extended or earlier terminated (the latest time and date on which the Offer expires, as it may be extended, the “Expiration Date”). If on or prior to the Expiration Date, all of the Offer Conditions (as defined in the Merger Agreement) shall not have been satisfied, or waived by CalAmp or Purchaser if permitted, Purchaser shall (and CalAmp shall cause Purchaser to) extend the Offer for successive periods of up to ten business days each (the length of such period to be determined in good faith by CalAmp and LoJack) until the earlier of (x) the date on which all of the Offer Conditions are satisfied or waived or (y) the date on which the Merger Agreement is terminated.

6. Any extension, delay, termination, waiver or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled Expiration Date or the previously scheduled termination of any subsequent offering period, as applicable, in accordance with the public announcement requirements of Rule 14e-1(d) under the Exchange Act. The procedures for guaranteed delivery described in Section 3 of the Offer to Purchase may not be used during any subsequent offering period.

7. Consummation of the Offer is conditioned upon, among other things, immediately prior to expiration of the Offer: (i) there being validly tendered and not withdrawn a number of Shares that, considered together with all other Shares then owned by CalAmp and its subsidiaries (including Purchaser), represents at least two-thirds (66 ⅔%) of the total number of outstanding Shares on a fully diluted basis; (ii) the applicable waiting period (or any extension thereof) or approval under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), or other antitrust laws having expired or been terminated or obtained; and (iii) no governmental body having enacted, issued, promulgated, enforced or entered any law or order that is then in effect and has the effect of enjoining or otherwise preventing or prohibiting the making of the Offer or consummation of the Merger. On February 12, 2016, the Federal Trade Commission granted early termination of the waiting period under the HSR Act applicable to the Offer and the Merger. With such early termination, the condition of the Offer relating to the expiration or termination of the HSR Act waiting period has been satisfied.

8. Any stock transfer taxes applicable to the sale of Shares to Purchaser pursuant to the Offer will be paid by Purchaser, except as otherwise provided in the Letter of Transmittal.

9. Tendering shareholders who are registered shareholders or who tender their Shares directly to Computershare Trust Company, N.A. (the “Depositary”) will not be obligated to pay any brokerage commissions or fees, solicitation fees, or, except as set forth in the Offer to Purchase and the Letter of Transmittal, stock transfer taxes on Purchaser’s purchase of Shares pursuant to the Offer.

10. See Section 5 of the Offer to Purchase, which sets forth important information with respect to U.S. federal income tax consequences.

If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing, detaching and returning to us the instruction form below. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, all such Shares will be tendered unless otherwise specified on the instruction form. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf by the Expiration Date.

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.

Payment for Shares purchased pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) certificates representing the Shares tendered or timely confirmation of the book-entry transfer of such Shares into the account maintained by the Depositary at The Depository Trust Company (the “Book-Entry Transfer Facility”), pursuant to the procedures set forth in Section 3 of the Offer to Purchase; (ii) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees or an Agent’s Message (as defined in the Offer to Purchase), in connection with a book-entry delivery; and (iii) any other documents required by the Letter of Transmittal. Accordingly, payment may not be made to all tendering shareholders at the same time depending upon when certificates for or confirmations of book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility are actually received by the Depositary.

Instruction Form with Respect to
Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of

LoJack Corporation

at
$6.45 Net Per Share
by

Lexus Acquisition Sub, Inc.

a wholly-owned subsidiary of

CalAmp Corp.

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase (the “Offer to Purchase”), dated February 16, 2016, and the related letter of transmittal that accompanies the Offer to Purchase (the “Letter of Transmittal” which, together with the Offer to Purchase, as each may be amended or supplemented from time to time, collectively constitute the “Offer”), in connection with the offer by Lexus Acquisition Sub, Inc., a Massachusetts corporation (“Purchaser”), to purchase all outstanding shares of common stock, par value $0.01 per share (the “Shares”), of LoJack Corporation, a Massachusetts corporation, at a purchase price of $6.45 per Share, net to the seller in cash, without interest, subject to any withholding taxes required by applicable law and upon the terms and conditions set forth in the Offer.

The undersigned hereby instruct(s) you to tender to Purchaser the number of Shares indicated below held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer furnished to the undersigned.

The method of delivery of this Instruction Form is at the election and risk of the tendering shareholders. This Instruction Form should be delivered to us in ample time to permit us to submit the tender on your behalf prior to the expiration of the Offer.

Number of Shares to be Tendered:		SIGN HERE

Shares*

Dated	, 2016
Signature(s)
*Unless otherwise indicated, it will be assumed that all Shares held for the undersigned’s account are to be tendered.

Name(s)

Address(es)

Zip Code